[LETTERHEAD]
                   SHIBOLETH, YISRAELI, ROBERTS & ZISMAN, LLP



                                                                   July 14, 1999

VIA FACSIMILE AND U.S. MAIL
---------------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention:   Mr. Tony Stanco
             Staff Examiner

                                            Re:  Pioneer Power, Inc.
                                            Form 10-SB
                                            CIK No. 0001085553
                                            ------------------

Gentlemen:

     On behalf of our client, Pioneer Power, Inc. ("Pioneer"), we hereby withdraw the Form 10-SB previously filed by Pioneer with the Securities and Exchange Commission (the "Commission"). Pioneer is withdrawing the Form 10-SB since it proposes to register these securities under the Securities Act of 1933, as amended, on Form SB-2 or other applicable form.

     We thank you for your consideration of this matter.


                                                       Very truly yours,

                                                       /s/ Joshua Glikman

                                                       Joshua Glikman

JG/bf